Exhibit 12.2

PWRW&G DRAFT

______, 2002

Change Technology Partners, Inc.
557 Steamboat Rd.
Greenwich, CT 06830

Ladies and Gentlemen:

           We have acted as federal income tax counsel for Change Technology Partners, Inc. (“CTPI”) in connection with the merger of CTPI with and into Franklin Capital Corporation (“Franklin”) in a stock for stock exchange pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of December 4, 2001.

           We are giving this opinion in connection with the Joint Proxy/Registration Statement on Form N-14 (the “Registration Statement”), filed by CTPI and Franklin with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act and the rules and regulations of the Commission promulgated thereunder.

           In rendering our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such agreements and other documents as we have deemed relevant and necessary, and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We understand and assume that (i) each such agreement represents the entire agreement between the parties with respect to the subject matter thereof, (ii) the parties to each agreement have complied, and will comply, with all of their respective covenants, agreements and undertakings contained therein, and (iii) the transactions provided for by each agreement were and will be carried out in accordance with their terms.

PWRW&G DRAFT

           The opinion set forth below is limited to the Internal Revenue Code of 1986, as amended, administrative rulings, judicial decisions, treasury regulations and other applicable authorities, all as in effect on the date hereof. The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, and such changes could apply retroactively. Any such change could affect the continuing validity of the opinion set forth below.

           The opinion set forth herein has no binding effect on the United States Internal Revenue Service or the courts of the United States. No assurance can be given that, if the matter were contested, a court would agree with the opinion set forth herein.

           We hereby confirm that the discussion set forth under the caption “Material Federal Income Tax Consequences” in the Registration Statement is our opinion. Such opinion, however, does not purport to discuss all United States federal income tax consequences and is limited to those United States federal income tax consequences specifically discussed therein.

           In giving the foregoing opinion, we express no opinion other than as to the federal income tax laws of the United States of America.

           We are furnishing this letter in our capacity as federal income tax counsel to CTPI. This letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, except as set forth below.

           We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. The issuance of such a consent does not concede that we are an “expert” for purposes of the Securities Act.

           Very truly yours,

           PAUL, WEISS, RIFKIND, WHARTON & GARRISON